Ana Dutra Joins CarParts.com Board

TORRANCE, Calif., January 12, 2022 /PRNewswire/ -- CarParts.com, (NASDAQ: PRTS) a leading e-commerce auto parts company dedicated to getting drivers back on the road, today announces that it has appointed Ana Dutra to its board of directors. Dutra previously served as Chief Executive Officer of Korn/Ferry Consulting from 2007 until 2013, when she founded Mandala Global Advisors, Inc., where she currently serves as CEO.  Mandala is a provider of advisory services to boards and management to accelerate business growth through innovation, globalization, M&A, and turnaround strategies.

On January 10, 2022, the directors of CarParts.com, Inc.  (NASDAQ: PRTS) appointed Ana Dutra as a new independent member to the Board of Directors to serve until the 2022 annual meeting of shareholders.

Ms. Dutra has served as a member of the board of directors of First Internet Bancorp (NASDAQ: INBK) since May 2020, CME Group Inc. (Nasdaq: CME) since January 2015, and Health, Harvest & Recreation, Inc. (NCSX: HARV) since 2014 until its acquisition in September 2021.

Ms. Dutra also previously served as Chief Executive Officer of The Executives’ Club of Chicago, a world-class senior executives organization focused on the development, innovation and networking of current and future business and community leaders, from 2014 until September 2018.

“Ana brings with her a lot of experience in the board room dealing with complex issues facing CEOs today. I am especially excited to work with her on issues of ESG and human capital where she has extensive experience. We look forward to continued growth in 2022 and believe that Ana will be a key part of that by adding her extensive business experience to CarParts.com”, said Lev Peker, CEO.

About CarParts.com
With over 25 years of experience, and more than 50 million parts delivered, we've streamlined our website and sourcing network to better serve the way drivers get the parts they need. Utilizing the latest technologies and design principles, we've created an easy-to-use, mobile-friendly shopping experience that, alongside our own nationwide distribution network, cuts out the brick-and-mortar supply chain costs and provides quality parts at a budget-friendly price.

CarParts.com (NASDAQ: PRTS) is headquartered in Torrance, California.

Investors:
Ryan Lockwood
IR@CarParts.com